Exhibit 99.1

         Possis Medical, Inc., Continues Expansion of its Product Line, Adding a New Thrombectomy Catheter to the Spiroflex(R) Family


     MINNEAPOLIS--(BUSINESS WIRE)--July 31, 2006--Possis Medical, Inc. (NASDAQ:POSS) today announced market release of the AngioJet(R) Spiroflex(R)VG Rheolytic(TM) Thrombectomy catheter. The new Spiroflex VG Catheter provides over twice the clot removing power compared to the Company's 4 French XMI(R) and Spiroflex catheters and it is the first AngioJet catheter of its size to be offered in a Rapid Exchange platform.
     Utilizing its proprietary Spiroflex shaft technology, the Spiroflex VG catheter benefits from several design improvements made to the most recent generation of Possis Medical products. This new catheter offers improved trackability inside the vessel and includes tip and hub improvements found on the recently introduced Spiroflex catheter.
     "Our Cross-Stream(R) technology and the flexibility of our proprietary drive unit allow us to design and deliver thrombectomy catheters specifically tailored to the needs expressed by physicians," said Robert G. Dutcher, Chairman, President and CEO of Possis Medical. "Our growing catalog of endovascular tools is based on our experience as the industry leader in mechanical thrombectomy and on the valuable information and guidance we receive from our customers. The new Spiroflex VG catheter is one more example of our ability to provide powerful, technologically advanced therapies in response to the needs of our market," said Dutcher.
     The Spiroflex VG Catheter is now fully released for sale in the U.S. for peripheral use and the Company will submit for coronary approval in the U.S. in coming weeks. International CE mark approval for coronary and peripheral use is pending.
     Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet Rheolytic Thrombectomy System is marketed in the United States for blood clot removal from coronary arteries and coronary bypass grafts, leg arteries and AV dialysis access grafts.
     Certain statements in this press release, such as those relating to product performance and expected product indications, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A discussion of the factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K dated September 20th, 2004, filed with the Securities and Exchange Commission.


    CONTACT: Possis Medical, Inc., Minneapolis
             Jules L. Fisher, 763-450-8011
             Jules.Fisher@possis.com